EXHIBIT 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Tessera/Intel Confidential

TESSERA, INC.

Limited TCC™ License Agreement

This Agreement is entered into as of this 22nd day of October, 1996 (“Effective Date”), between TESSERA INC., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose, CA 95134 (“Tessera”) and INTEL CORPORATION, 2200 MISSION COLLEGE BLVD., SANTA CLARA, CA, (“LICENSEE”) and its Affiliates and Subsidiaries with reference to the following facts:

Scope:

WHEREAS, Tessera owns certain semiconductor integrated circuit (“IC”) packaging technology it calls TCC technology along with related IC tape mounting technology, where said technologies include manufacturing processes, package device designs and specifications, including design rules and certain other proprietary information and technology required to manufacture TCC packages or related IC packages, collectively (the “Technology”) (each of the foregoing capitalized terms is more particularly described herein); and

WHEREAS, Licensee wishes to use the Technology including Tessera’s intellectual property rights to manufacture and assemble said TCC and Related IC Packages that contain IC chips made by or for Licensee and to sell same in accordance with the terms hereof.

The Parties Hereto Agree:

I. Definitions:

As used herein, the following terms shall have the following meaning:

A. The term “TCC” is an acronym for Tessera Compliant Chip, a type of integrated circuit (“IC”) package made under certain issued Tessera Patents licensed hereunder. Generally, a TCC package has substantially coplanar bump or solder ball contacts disposed in a grid array pattern and comprises a thin compliant multi-layer structure for connection to an IC die, with permanent flexible electrical connections between at least one of said contacts and a corresponding bond pad on said IC die.

B. The term “Technology” means Tessera Patents, copyrights, and know-how relating to design, manufacture, and assembly of TCC packages (excluding Batch Technology as defined herein) owned by Tessera as of the Effective Date. Technology shall also include TCC derivatives, modifications, or improvements thereof made by Tessera during the term of this Agreement (excluding Batch Technology as defined herein).

C. The term “Technical Information” means Tessera information relating to Technology and know-how which may be proprietary and/or confidential in nature and which may include, without limitation, material specifications, current best method of manufacture and assembly, plating processes, tooling specifications, design methods, techniques, proprietary software, process data, yields, reliability data, and other Tessera engineering data and test results

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needed by Licensee (the foregoing by mutual agreement) to exercise the rights, licenses and privileges of the licenses granted hereunder.

D. The term “Patent” means letters patents, utility models, allowances and applications therefor in all countries of the world, including re-issues, re-examinations, continuations, divisions, and all corresponding foreign patents.

E. The term “Tessera Patent” means Patent(s) (i) which had or have a first effective filing date in any country prior to expiration or termination of this Agreement, and (ii) which arise out of inventions based on the Technology made and/or acquired by Tessera based on the Technology prior to expiration or termination of this Agreement. The term Tessera Patent shall further include any patent under which Tessera or any successor thereof has the right to grant licenses of the scope granted herein, as of the Effective Date or at any time during the term of this Agreement, without the payment of royalty or other consideration to third parties except for payment to third parties for inventions made by said parties while employed by Tessera or any successor thereof, including US patents and US patent applications set forth in Attachment A attached.

F. The term “Batch Technology” as used herein means Technology including: (i) any method or result of U.S. Patent Number 5,518,964 (and related Patents) for bonding or connecting one or more substantially planar electrically conducting flexible elements to electrical contact(s) on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer, or interconnect substrate, and then forming said element(s) away from the plane of said contacts in a predetermined fashion into the flexible electrical lead(s) of a TCC package; (ii) any method or result of U.S. Patent 5,455,390 (and related Patents) for making and forming one or more flexible conducting elements and simultaneously joining said elements to electrical contacts on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer or interconnect substrate to produce the flexible electrical leads of a TCC package; and/or (iii) any method or result of further invention or Patent made or acquired by Tessera during the term hereof covering any batch processing method for forming or producing and/or connecting flexible electrical leads of a TCC package. Notwithstanding, the parties expressly agree that any TCC package made and/or connected individually on an IC wafer before dicing by traditional wire bonding methods and/or tape automated bonding (“TAB”) gang bonding methods, is not included in Batch Technology.

G. The term “IC Contacts” means any electrical connection to an IC bond pad contained in any TCC package licensed hereunder.

H. The term “Licensee’s Improvements” means TCC design modifications, derivatives, improvements, improved manufacturability/cost (to the TCC package) or changes to materials that were conceived of after March 23, 1995 and may be made by Licensee arising out of Technology or Technical Information and incorporated in a TCC package by Licensee for sale or other transfer to a third party during the term of this Agreement or extension hereof. The parties understand that any packages made or designed by Licensee that are not TCC packages are not within the category of “Licensee Improvements”.

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I. “Standards” means those minimum standards set by Tessera for quality, reliability, materials, external device properties and/or measurements pursuant to which Licensee may sell any TCC package or related IC package under a Tessera trademark.

J. The term “Affiliate” means any company of which fifty percent (50%) or more of the voting stock is owned or controlled by Licensee. A company shall be considered an Affiliate only so long as such majority ownership or control exists.

II. Licensee Rights:

A. TCC Assembly License Grant. Subject to the terms and conditions hereinafter set forth, Licensee’s agreement to the provisions hereof including all attachments hereto, and Licensee’s payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a non-exclusive, non-transferable, non-sub-licensable limited license to use the Technology and Technical Information to make, have made, use, sell, offer to sell, and import the ICs that Licensee owns, regardless of the manufacturer of the ICs, and to incorporate the same into TCC and related IC packages and sell same world wide under Licensee’s commercial indicia. Licensee’s rights hereunder do not include the right to provide IC packaging services on a consignment basis or for any ICs that Licensee does not own.

B. Batch Technology Excluded. Notwithstanding anything herein to the contrary, Batch Technology is excluded from the scope of this Agreement, and Licensee’s rights herein expressly exclude any right to package and/or assemble, or sell any TCC or related IC package made using Batch Technology. Notwithstanding, Tessera and Licensee agree to enter into good faith negotiations on a separate agreement to define the parties relationship with respect to Batch Technology.

C. Additional Rights. Licensee shall have an option to participate in up-coming rounds of financing upon the opening of such rounds. Licensee shall also have the option to fund certain development activities and to engage in joint engineering developments with Tessera, as mutually agreed by the parties.

III. Fee and Royalty:

A. Royalty Reduction Fee. In consideration for the substantially reduced royalties contained herein, Licensee shall pay to Tessera the sum of [*] US Dollars (US$[*]) within forty-five (45) days of the Effective Date of this Agreement.

B. Royalty. In addition to the Royalty Reduction Fees, Licensee shall pay a royalty for the license granted in Paragraph II.A, as shown below, in US currency. Initial Royalty payments due Tessera hereunder are payable on each TCC package according to the number of IC Contacts on the operational IC device which is packaged, as shown under the “Initial Royalty” schedule below. After Licensee has paid an Initial Royalty for an aggregate of [*] ([*]) IC devices packaged by Licensee under this Agreement, the royalty payments due Tessera hereunder on each TCC package according to the number of IC Contacts on the operational IC device which is packaged shall be adjusted as shown under the “Volume Adjusted Royalty” schedule shown below:

Tessera/Intel Confidential

Number of IC Contacts	Initial Royalty	Volume Adjusted Royalties
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

The parties hereto agree the royalties scheduled above are substantially reduced to provide increased incentive for Licensee’s early adoption and proliferation of the Technology. Moreover, to provide additional incentive for Licensee’s early adoption and proliferation of the Technology solely in TCC packages having [*] ([*]) or less IC Contacts (“Low Contact Count Devices”) that Licensee makes for itself (excluding such similar packages Licensee may purchase from Tessera’s other licensees who pay the royalty under their independent license to Tessera directly), Licensee’s obligation to pay royalties for such Low Contact Count Devices shall be reduced to $[*] per such TCC package after Licensee has paid the royalties in the schedule above for [*] ([*]) such Low Contact Count Devices, and said royalties solely for such Low Contact Count Devices shall terminate ten (10) years from the Effective Date and become fully paid up and perpetual at that time.

Nothing in this Paragraph III.B. shall provide for the early termination of Licensee’s payment of royalties for TCC packages having IC Contacts in excess of [*] ([*]). All other royalties for Licensee’s packaging its other IC devices into TCC packages shall be as shown in the royalty schedule above and for the duration of this Agreement and any extension thereof, as set forth in Paragraph X.

C. Method of Payment. The royalties may be paid by Licensee to Tessera on a running royalty basis paid twice annually during the term of this Agreement or on a pre-paid basis for a given quantity of TCC packages based on the IC Contact royalty described above. The payment of such a prepaid royalty is subject to mutual agreement between the parties hereto as to the amount of royalties to be pre-paid. If an agreement cannot be reached for a pre-paid royalty, running royalties shall be paid. When a pre-paid royalty is exhausted for the agreed upon quantity of TCC packages based on the IC Contact royalty, Licensee shall begin paying the running royalty, unless the parties mutually agree to a further pre-paid royalty.

D. Adjustments for CPI Changes. Licensee’s royalty payments shall be further adjusted by multiplying amounts due under Paragraph C. above by a factor based on changes in the US Consumer Price Index (“CPI”). Said factor is deemed to be equal to one (1.0) for the first three (3) years of the term of this Agreement. During said term or any extension hereof, said factor shall be recalculated every three years by dividing the CPI in effect on each third anniversary by the actual CPI in effect on the Effective Date of this Agreement. However, any change in the CPI pursuant to this provision shall not cause an adjustment of more than 2.5% per annum of the royalties for TCC packages manufactured hereunder. Licensee will have a reasonable opportunity to review each adjustment prior to the adjustment going into effect.

E. Most Favored Customer. Tessera warrants that the royalty terms of Paragraph III.B. are no less favorable than the royalty terms granted to any other commercial semiconductor manufacturer who is a Tessera licensee for packaging IC devices it owns as TCC packages. In the

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event that Tessera grants another such similar licensee a license which has more favorable royalty terms than those granted in this Agreement within Paragraph III.B., then Tessera shall promptly notify and offer Licensee the royalty terms of such other license, where any such comparison and potential subsequent adjustment of royalty terms shall take into consideration all of the elements and/or terms of the royalty provision(s) in both agreements. The following shall not be deemed agreements subject to this Paragraph: (i) agreements between Tessera and its Affiliates; (ii) cross-license or other agreements with commercial semiconductor manufacturers under which a substantial portion of the consideration received by Tessera consists of rights to patents and/or technology owned by the other party to such agreement and such rights to patents and/or technology is necessary for Tessera to manufacture and sell a TCC package; (iii) agreements with governmental or educational agencies; or (iv) agreements in settlement of litigation brought by commercial semiconductor manufacturers against Tessera for infringement of patents where such patents are necessary for Tessera to manufacture and sell a TCC package.

IV. Intentionally left Blank.

V. Licensee Reports and Payment:

A. Royalties shall be calculated beginning on the Effective Date of this Agreement and shall be payable in full in semi-annual payments. Beginning with the first payment period, Licensee shall deliver a written report describing the basis upon which royalties have been calculated and the total royalty due Tessera for the applicable payment period to Tessera within forty-five (45) days after the end of each payment period. All payments under this Paragraph shall be made in US Dollars by wire transfer to Silicon Valley Bank, 3003 Tasman Drive, Santa Clara, CA 95054, Account No. 0350527875, Transit No. 121140399, or such other bank or account as Tessera may from time to time designate in writing. Payments shall be considered to be made as of the day on which they are received in Tessera’s designated bank or account.

B. Licensee will submit with each payment, set forth in Paragraph V.A. above, an accounting of: (1) the total quantity of TCC packages manufactured by or for Licensee during a particular payment period; and (2) the total quantity of TCC packages manufactured by Licensee.

VI. Technology Transfer:

A. In addition to granting of the aforesaid licenses under the Technology and upon Effective Date of this Agreement and the payment of the Documentation and Royalty Reduction Fee described in Paragraphs III.A. and III.B. above, Tessera will transfer to Licensee the standard documentation for the Technology, including certain TCC package specifications, Standards and Technical Information for the standard TCC packages licensed herein, including those items that are identified in Attachment B to this Agreement.

B. Tessera and Licensee will meet on a mutually agreed upon schedule, to review technical improvements of Tessera and Licensee. In addition, Tessera will make available on at least a semi-annual basis, Tessera derivatives, modifications or improvements which have been reduced to practice including changes and modifications in Standards, methods, and materials during the term of this Agreement through Tessera’s regularly published Technical Briefing Bulletin or substantially equivalent method. Notwithstanding the foregoing, Tessera is under no

Tessera/Intel Confidential

obligation to transfer and/or license any information whether confidential, proprietary or otherwise that it may be prohibited from transferring to Licensee by contract with a third party or applicable law. Notwithstanding any provision to the contrary, Tessera shall not be under any obligation to transfer or disclose actual patent applications or related documents to Licensee hereunder until such application has been allowed by the relevant patent authority.

C. Engineering support from Tessera to Licensee may be made available, according to a mutually agreeable time schedule and manpower assignment schedule, at a per diem rate of US [*] per support engineer, plus reasonable air travel and hotel charges. Licensee agrees to pay all reasonable coach class air travel and hotel charges incurred by Tessera personnel in connection with engineering support performed at any of Licensee’s facilities outside of San Jose. Additional engineering interactions, whether carried out at Tessera’s facilities or Licensee’s facilities, conducted to collaborate on technical issues of mutual concern, shall be supported by each party at its own expense. Notwithstanding, on a mutually agreed date following the Effective Date and at each party’s own expense, Tessera shall accept up to ten (10) Licensee engineers at Tessera’s facilities for a period of ten (10) consecutive business days for purposes of teaching Licensee’s engineers the Technology and providing Licensee’s engineers with Technical Information to design and make TCC packages.

VII. Improvements Grantback:

A. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Tessera a fully-paid, non-exclusive, non-transferable, non-sub-licensable, right to use Licensee’s Improvements to make, have made, use, sell, offer to sell and import the ICs that Tessera owns, regardless of the manufacturer of the ICs, and to incorporate the same into TCC and related IC packages world wide. Such license to Tessera under this Paragraph shall remain in effect during the term of this Agreement and any extension thereof. If Licensee receives a paid up license right at the termination of this Agreement, under paragraph X.B. below, Tessera shall have a fully paid up and perpetual license on the terms set forth herein to use Licensee Improvements to the same extent as Tessera had been licensed to use Licensee Improvements immediately prior to such expiration.

B. Licensee will make available licenses to Licensee’s Improvements to other licensees of Tessera subject to good faith negotiations, reasonable terms and conditions, and the granting to Licensee of reciprocal licenses from such other Tessera licensees.

C. Any improvement that is made through the joint efforts of Tessera and Licensee shall be deemed a “Joint Improvement” hereunder and shall be the joint property of both Tessera and Licensee, and both Tessera and Licensee shall have a fully-paid, non-assessable, transferable, perpetual, sub-licensable right and license to use such Joint Improvements, but such right and license shall not include any right of license by implication with respect to any part of the Technology. The party desiring to file the Joint Improvement as a patent application shall first notify the other party of the existence of a Joint Improvement. No party shall file a patent application on a Joint Improvement without first notifying the other and receiving an acknowledgment from the other party. The parties hereto agree that such acknowledgment shall not be unreasonably withheld. If an acknowledgment is not received within thirty (30) days of the notification, the acknowledgment shall be deemed to have been given and received. The parties

Tessera/Intel Confidential

shall further reasonably consult with one another with respect to applying for and maintaining jointly owned patents with respect to such Joint Improvements at shared expense. The parties hereto shall execute such documents and render such assistance as may be appropriate to enable the party properly having title to such Improvements to maintain or obtain patents for the same.

D. Licensee agrees to provide written reports on Licensee’s Improvements annually to Tessera on or about the anniversary of the Effective Date, and will provide technical updates on Licensee Improvements during mutually agreed scheduled technical exchange meetings. Notwithstanding, Licensee is not required to disclose to Tessera Licensee Improvements directed toward improving electrical performance of Licensee’s products. Further, Licensee is not obligated to provide any patent information to Tessera except in the case that a patent application falling within the definition of Licensee’s Improvements has been allowed by a relevant governmental patent authority.

VIII. Trademarks:

A. Trademarks. Licensee acknowledges Tessera’s claim of ownership of Tessera’s trademarks including, but not limited to, TESSERA, TESSERA BLOCK LOGO, TCMT, TCC, COMPLIANT CHIP and µBGA (hereinafter “Marks”), and agrees that it will use reasonable efforts to do nothing inconsistent with such Tessera ownership. Licensee agrees that nothing in this Agreement shall give Licensee any right, title or interest in the Marks.

IX. Supplier:

Licensee, at its sole option, may enter into agreements (“Subcontract”) with suppliers (“Supplier”) to manufacture TCCs or related packages, materials or services thereof which are licensed hereunder for Licensee only and not for Supplier’s use or sale to anyone other than Licensee, provided that: (a) prior to any disclosure of Tessera confidential information, Licensee and Supplier shall execute a Non-Disclosure Agreement having substantially similar terms as Paragraph XIV.A. herein (Non-Disclosure); (b) Licensee shall ensure that Supplier receives no property rights to the Technology transferred under Subcontract and that the rights to any improvements to the Technology made by Supplier shall be Licensee Improvements as set forth in this Agreement; and (c) Licensee shall indemnify and hold harmless Tessera and its successors and assigns against any breach or any damages, costs, or expenses arising from or related to any breach by Licensee or Supplier of the foregoing obligations.

X. Term and Termination:

A. Term. This Agreement shall become effective on Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force until it automatically expires on the fifteenth (15th) anniversary of the Effective Date provided that:

1. On or before six months prior to the expiration date hereof, Licensee must elect one of the following options and notify Tessera in writing of its election, for the period beginning upon the expiration of this Agreement:

Tessera/Intel Confidential

a. Licensee may elect to extend the term of this Agreement for five years, which includes (i) continuing, for the said five year period, the payment of full royalties hereunder, and (ii) continuing during such five year period, all of the obligations, privileges, rights and licenses granted to the parties hereunder including issued Tessera Patents (filed as applications prior to the expiration of this Agreement on such fifteenth (15th) anniversary) and Licensee’s right to receive from Tessera the Technical Information relating to improvements to be made by Tessera up to the expiration of such five year period; or

b. If Licensee wishes to use further any applicable issued Tessera patent granted prior to the expiration of this Agreement, Licensee may elect to enter into a patent license agreement with Tessera for any such issued Tessera patents and shall pay one-half ( 1/2) of the royalties listed in Paragraph III.B. hereunder for the lesser of five (5) additional years or the life of the last expiring Tessera patent so licensed by Licensee without the option to receive continuing Technical Information relating to improvements to be made by Tessera up to the expiration of such five year period; or

c. Licensee may elect to permit the Agreement to expire in accordance with its terms (including termination of any payments of royalties to Tessera and termination of any rights of Licensee to use further any Tessera Patent licensed hereunder).

B. Paid-up license. Upon expiration of any extension hereof under option (a) above or expiration of any one-half royalty patent license under (b) above, Licensee shall have a fully paid-up and perpetual license on the terms set forth herein to use Technology to the same extent as Licensee has been licensed to use Technology immediately prior to such expiration. Said paid-up license shall be as follows:

1. In the event that Licensee elects option (a.) above, such license shall be for applicable Tessera Patent granted for twenty (20) years from the Effective Date; or

2. In the event that Licensee elects option (b) above, such license shall be for applicable Tessera Patent granted for fifteen (15) years from the effective date,

C. Termination for Breach. Either party may terminate this Agreement due to the other party’s breach of this Agreement, such as failure to perform its duties, obligations, or responsibilities herein (including, without limitation, failure to pay royalties and provide reports as set forth herein). The non-breaching party may terminate this Agreement if such breach is not cured within sixty (60) days of notice thereof.

D. Termination for Assignment. In the event that (i) a party either sells or assigns substantially all of its assets or business to a third party or (ii) a third party acquires more than fifty percent (50%) of the capital stock entitled to vote for directors of such party (“Selling Party”), the Selling Party shall notify the other party of such sale or assignment of assets or the third party’s acquisition. In any case of sale, assignment or acquisition, the Selling Party shall provide to the other party a written confirmation from such third party stating that such third party shall expressly undertake all the terms and conditions of this Agreement to be performed by Selling Party. In the event that such assignee/transferee does not fulfill obligations under this Agreement, the other party shall reserve a right to terminate this Agreement.

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E. Termination for Bankruptcy. In the event that one party becomes bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other party shall have the right to terminate this Agreement immediately upon its notice. Upon such termination the non-bankrupt party shall have an option to terminate the obligations of both the parties to transfer or license Technology, Technical Information, Tessera Patent, or Licensee’s Improvement that is filed after the date of termination for bankruptcy, with the parties retaining all rights to use any Technical Information and Technology and Licensee Improvements transferred prior to such termination, to the extent licensed hereunder, just prior to such termination for bankruptcy, all such rights remaining in full force and good standing, subject to continuation of the royalty payments as stipulated in Paragraph III hereof.

F. Any termination of this Agreement pursuant to this paragraph X, except as provided in Subparagraph B above, shall be deemed a termination of this Agreement in accordance with its terms (including termination of any payments of royalties to Tessera, and further termination of any rights of Licensee to use any Technology or Tessera Patent licensed hereunder or Tessera to use any Licensee Improvement).

G. Survival Clause. Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:

1. Licensee’s obligation to make payment to Tessera accrued under this Agreement on or prior to expiration or termination.

2. Licensee’s obligation to submit written report stipulated in Paragraph V, Licensee Reports and Payment, and to permit the inspection and audit of its account record stipulated in Paragraph XI, Reasonable Audit.

3. The rights and licenses of Tessera to use all improvements that may be granted during the term of this Agreement and any extension hereof.

4. Obligation of both parties stipulated in Paragraph XIV, Non-Disclosure.

5. Paragraph X, Term and Termination.

6. Paragraph XII, No Warranties

7. Paragraph XIII, Limitation on Damages

8. Paragraph XV, Indemnity

9. Paragraph XVI, Miscellaneous

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XI. Reasonable Audit:

A. Royalty Audit. Upon reasonable written prior notice, Tessera shall have the right to examine and audit, through an independent third party CPA firm, at its expense and not more frequently than once per year, all records of Licensee that may contain information bearing upon the amount of fees payable under this Agreement; provided, however, that the said auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Tessera or any third party any proprietary information obtained during the course of such audit. Within forty-five (45) days after receiving the auditor’s report, Licensee shall make payment to Tessera of any amount which the parties agree to be payable.

B. Breach Audit. If Licensee has a reasonable belief of unfair treatment by Tessera or any successor thereof that Tessera is either not complying with the Most Favored Customer provision, as set forth in Paragraph III.E., or is transferring substantial Technical Information to other Tessera licensees (for the same Technology rights licensed to both Licensee and such other Tessera licensees) which Tessera is not or has not transferred or otherwise made available to Licensee, Licensee shall consult with Tessera and discuss such possible unbalanced sharing of Technical Information or possible non-compliance with the Most Favored Customer provision. After such discussion, if Licensee is unsatisfied that it has received all materially important Technical Information or has not received royalty rates consistent with the Most Favored Customer provision, Licensee shall have a right to an audit performed no more than once every two (2) years to determine whether such unbalanced transfer of Technical Information or such violation of the Most Favored Customer provision is occurring. The audit shall be conducted by a third party independent auditor mutually agreed upon by the parties prior to the audit. In the event that the third party auditor determines that Licensee has not (1) received the material Technical Information transferred to a similarly situated other licensee of Tessera (taking into account variations in the Technical Information due to licensee requested data formats, mixtures of Tessera and other licensee confidential information, time or test changed data, etc.) or (2) received royalty rates consistent with the Most Favored Customer provision, the auditor shall issue an opinion of what material information is in need of transfer to Licensee or what royalty adjustments are to be made. Licensee shall then have the right to demand and receive the transfer of such untransferred Technical Information within the auditor’s report or adjustment to the royalty rate. Compliance and dispute resolution issues under this Paragraph XI.B. shall be determined as set forth in Paragraph XVI.B.

XII. No Warranties:

Licensee and Tessera acknowledges and agrees that the rights and licenses, Technology and Specifications granted or otherwise provided hereunder are provided to Licensee and Tessera “AS IS”, with no warranty of any kind. TESSERA AND LICENSEE MAKE NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS OR NONINFRINGEMENT. Tessera and Licensee make no warranty that the Technology or Standards will be sufficient or yield any particular result.

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XIII. Limitation on Damages:

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

XIV. Non-disclosure:

A. The parties agree that all confidential information disclosed either orally or in writing by one party to the other pursuant to this Agreement shall, for a period of eight (8) years from the date of first receipt of this information, not be used except in accordance with the rights and licenses granted pursuant to this Agreement and shall be maintained in confidence by the receiving party, provided, however, that such information is designated and marked as being confidential in nature by the disclosing party at the time of disclosure to the receiving party and provided further that such information, if disclosed orally, is reduced to writing, marked as being confidential, and delivered to the receiving party within thirty (30) days after such disclosure. Such Confidential Information may be disclosed only to employees of the receiving party who have a specific need to know such information for the purpose of the disclosing party. Notwithstanding the foregoing provisions of this Paragraph:

1. The receiving party’s obligation with respect to keeping information confidential shall terminate with respect to any part of such information which appears in issued patents or printed publications or which ceases to be confidential or enters the public domain through no fault of the receiving party;

2. The receiving party shall not be precluded from disclosing or making any use whatsoever of any information which it can show was in its possession prior to the disclosure made by the furnishing party or which subsequently lawfully came into the receiving party’s possession through channels independent of the furnishing party or which was developed by the receiving party completely independent of information provided to receiving party hereunder;

3. For the purpose of keeping information confidential the receiving party shall use efforts commensurate with those which it employs for the protection of corresponding information of its own, but not less than a reasonable degree of care to prevent unauthorized use, disclosure, dissemination, or publication of information transferred hereunder;

4. The receiving party shall not be liable for any disclosure resulting from the sale of any product or component; and

5. The receiving party may disclose confidential information of the party to the receiving party’s Suppliers or vendors where necessary for the manufacture, use or sale of products by the receiving party, as provided for in Paragraph IX (Supplier).

B. The parties hereto shall consult with each other to mutually approve promotional materials, including samples or technical data, containing any proprietary and/or confidential

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information of the parties, for disclosure to customers by either party or jointly under a mutually agreeable and reciprocal non-disclosure agreement. Neither Tessera nor Licensee shall use the other parties’ name, trademarks, logos or other information in any publications, promotional or marketing or sales materials without prior written permission by the other party. Notwithstanding the parties’ obligations hereunder with respect to timely reports and/or disclosures to the other containing confidential information, breach of this Paragraph XIV by either party shall be deemed sufficient cause for the other party to terminate any further obligation to make confidential disclosures to the breaching party without limiting any other remedy at law. If such a breach occurs, the non-breaching party shall send a written notification to the breaching party. The breaching party will then have fifteen (15) days from the mailing date of the notification within which to mitigate the effects of the wrongful disclosure amounting to a breach hereunder. If such actions are sufficient to mitigate the effects of the wrongful disclosure, the obligation of the Non-breaching party to make confidential disclosures shall resume.

C. The terms and conditions within this Non-Disclosure section shall supersede all prior non-disclosure agreements between Tessera and Licensee.

XV. Indemnity:

A. Licensee agrees to defend, indemnify and hold Tessera harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney’s fees and expenses) finally awarded by a court of competent jurisdiction arising out of or related to Licensee’s use of Technology or Technical Information.

B. Tessera agrees to defend, indemnify and hold Licensee harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney’s fees and expenses) finally awarded by a court of competent jurisdiction arising out of or related to Tessera’s use of Licensee Improvements.

XVI. Miscellaneous:

The following additional terms shall apply to this Agreement:

A. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California as if without regard to its provisions with respect to conflicts of Laws. Both parties shall use their best efforts to resolve by mutual agreement any disputes, controversies, claims or difference which may arise from, under, out of or in connection with this Agreement. All disputes arising directly under the express terms of this Agreement or the grounds for termination thereof shall be resolved as follows: The senior management of both parties shall meet to attempt to resolve such disputes. If the disputes cannot be resolved by the senior management, either party may make a written demand for formal dispute resolution and specify the scope of the dispute. Within thirty (30) days after such written notification, the parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives. If such disputes, controversies, claims or differences cannot be settled between the parties, any litigation between the parties relating to this Agreement shall take place in San Jose, California. The parties hereby consent to personal jurisdiction and venue in the state and federal courts of California.

Tessera/Intel Confidential

B. Arbitration. The parties have agreed to arbitrate disputes arising between the parties solely under Article XI. (Reasonable Audit.). Specifically, if the parties disagree on the results of an audit and if the disagreement cannot be resolved by the senior management after ninety (90) days from the date any Party made a written demand for resolution, a binding arbitration shall be held. Subject to the terms of this arbitration provision, the rules of the arbitration shall be agreed upon by the Parties prior to the arbitration and based upon the nature of the disagreement. To the extent that the Parties cannot agree on the rules of the arbitration, then the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the Effective Date of this Agreement, and except as the applicable rules are modified by this Agreement, shall apply. The proceedings shall be held in the County of Santa Clara, California, U.S.A. under the auspices of the AAA. As a minimum set of rules in the arbitration the Parties agree as follows:

(1) The arbitration shall be held by single arbitrator mutually acceptable to both Parties. If the Parties cannot agree on a single arbitrator within thirty (30) days from the date written demand is made, each Party shall identify one independent individual who shall meet to appoint a single arbitrator. If an arbitrator still cannot be agreed upon within an additional thirty (30) days, one shall be appointed by the AAA. The arbitrator shall be knowledgeable regarding the semiconductor industry.

(2) Neither Party shall sue the other where the basis of the suit is within the scope of this Section except for enforcement of the arbitrator’s decision in the event that the other Party is not performing in accordance with the arbitrator’s decision.

(3) Any arbitration proceeding hereunder shall be conducted on a confidential basis.

(4) The arbitrator shall apply the substantive laws of the State of California in interpreting and resolving disputes.

(5) The Parties shall agree upon what, if any, discovery shall be permitted. If the Parties cannot agree on the form of discovery within fourteen (14) days after the appointment of the arbitrator, then there shall be neither discovery nor the issuance of subpoenas. In no event, however, shall any such discovery take more than three months.

(6) The duty of the Parties to arbitrate any dispute within the scope of this Arbitration provision shall survive the expiration or termination of this Agreement for any reason. The Parties specifically agree that any action must be brought, if at all, within two (2) years from the accrual of the cause of action.

(7) The discretion of the arbitrator to fashion remedies hereunder shall be no broader than the legal and equitable remedies available to a court, unless the parties expressly state elsewhere in this Agreement that the arbitrator use broader or narrower legal and equitable remedies than would be available to the arbitrator in this Arbitration provision. This Arbitration provision and those other sections of the Agreement shall be read together. This Arbitration provision shall govern if any conflict arises between this Arbitration provision and any other remedy terms in this Agreement.

(8) The discretion of the arbitrator to fashion remedies shall be limited as stated in this Arbitration provision and specifically this paragraph (8) and shall exclude any right to award a remedy based on implied rights under the Agreement. The remedies shall include: the payment of money owed as determined by the arbitrator without additional punitive amounts added, but including interest if awarded by the arbitrator, the disclosure of Technical Information

Tessera/Intel Confidential

determined by the arbitrator to be subject to disclosure under the terms of the Agreement and the adjustment to the royalty rate needed to be consistent with the Most Favored Customer provision. If determined by the arbitrator that such Technical Information should have been disclosed hereunder, the arbitrator may further provide a reduction of royalties for the period of time from the issuance of the arbitrator’s decision until Tessera or its successor has complied with the transfer of the untransferred Technical Information, for which the arbitrator shall be the sole judge.

C. No Waiver. No failure or delay on either party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege.

D. Notices. All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and Licensee at the addresses and facsimile numbers set forth below:

Tessera:	Tessera, Inc.
3099 Orchard Dr.
San Jose, California 95134
Facsimile No.: 408-894-0768
Attn.: Chief Executive Officer

Licensee:	Intel Corporation
2200 Mission College Blvd.
SC4-203
Santa Clara, CA 95052
Facsimile 408-765-1621
Attn.: General Counsel

Either Party may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received and the date three days after the same was posted and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

E. Documentation Managers. Both Licensee and Tessera shall designate a Documentation Manager to perform the task of logging and tracking the confidential documents transferred between the companies. If possible, each transfer of confidential information should be first transferred between the respective Documentation Managers before disclosure in a meeting or via mail/fax. If the information is first disclosed between representatives of the parties, an effort should be made to send a copy of the disclosed information to the receiving party’s Documentation Manager along with the date of the disclosure. Tessera’s Documentation Manager is Christopher M. Pickett, In-house Patent Counsel and may be contacted at the Tessera fax and street address. Licensee’s Documentation Manager is Licensee’s Document Control Center,

Tessera/Intel Confidential

Memory Components Division, c/o Kristine Carlson and may be contacted at Intel Corporation, M/S FM2-61, 1900 Prairie City Road, Folsom, CA 95630-9598.

F. Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

G. Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

H. Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

I. Export Regulations. Both parties shall comply with the laws and regulations of the government of the United States, and of any other country as applicable relating to the export of commodities and technical data, any direct product of such data, or any product received the other, to any proscribed country listed in such laws and regulations unless properly authorized by the appropriate government, and not knowingly export, or allow the export or re-export of any Technology or Proprietary Information, or any system, component, item, material or package made under or using the foregoing, in violation of any restrictions, laws or regulations, or without all required licenses and authorizations, to Afghanistan, the People’s Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the US Export Administration Regulations (or any successor supplement or regulations).

J. Section Headings. The headings and captions used herein shall not be used to interpret or construe this Agreement.

K. Agreement Confidentiality. Tessera and Licensee agree that the terms of this Agreement are confidential and shall not be disclosed to third parties without the prior consent of the other party.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TESSERA, INC.:		INTEL CORPORATION

/s/ JOHN W. SMITH	10-22-96	/s/ GERALD H. PARKER	10-23-96

Name	Date	Name	Date

President/CEO		Executive Vice President
Title		Title

ATTACHMENT A

TESSERA CONFIDENTIAL	Patents and Patents Pending

PATENTS

PATENT NO.	TITLE

5,148,265	SEMICONDUCTOR CHIP ASSEMBLIES WITH FAN-IN LEADS

5,148,266	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME

5,258,330	SEMICONDUCTOR CHIP ASSEMBLIES WITH FAN-IN LEADS

5,346,861	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME

5,347,159	SEMICONDUCTOR CHIP ASSEMBLES WITH FACE-UP MOUNTING AND REAR-SURFACE CONNECTION TO SUBSTRATE

5,398,863	SHAPED LEAD STRUCTURE AND METHOD

5,414,298	SEMICONDUCTOR CHIP ASSEMBLIES AND COMPONENTS WITH PRESSURE CONTACT

5,477,611	METHOD OF FORMING INTERFACE BETWEEN DIE AND CHIP CARRIER

5,489,749	SEMICONDUCTOR CONNECTION COMPONENTS AND METHODS WITH RELEASABLE LEAD SUPPORT

5,491,302	MICROELECTRONIC BONDING WITH LEAD MOTION

5,525,545	SEMICONDUCTOR CHIP ASSEMBLIES AND COMPONENTS WITH PRESSURE CONTACT

5,536,909	SEMICONDUCTOR CONNECTION COMPONENTS AND METHODS WITH RELEASABLE LEAD SUPPORT

5,548,091	SEMICONDUCTOR CHIP CONNECTION COMPONENTS WITH ADHESIVES FOR BONDING TO THE CHIP

PATENT APPLICATIONS
SERIAL NO.	TITLE

2,091,438 CANADA	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME AND COMPONENTS FOR SAME

ATTACHMENT A

TESSERA CONFIDENTIAL	Patents and Patents Pending

91918245.1 EURO	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME AND COMPONENTS FOR SAME

516995/91 JAPAN	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME AND COMPONENTS FOR SAME

93-700893 S. KOREA	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME AND COMPONENTS FOR SAME

PCT/US91/06920	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME AND COMPONENTS FOR SAME

864,596	SEMICONDUCTOR CHIP ASSEMBLIES WITH FAN-IN LEADS

461,102	COMPONENT FOR CONNECTING A SEMICONDUCTOR CHIP TO A SUBSTRATE

278,394	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME

374,559	SEMICONDUCTOR CONNECTION COMPONENTS AND METHODS WITH RELEASABLE LEAD SUPPORT

6-504706 JAPAN	SEMICONDUCTOR CONNECTION COMPONENTS AND METHODS WITH RELEASABLE LEAD SUPPORT

95-700249 S. KOREA	SEMICONDUCTOR CONNECTION COMPONENTS AND METHODS WITH RELEASABLE LEAD SUPPORT

PCT/US93/06930	SEMICONDUCTOR CONNECTION COMPONENTS AND METHODS WITH RELEASABLE LEAD SUPPORT

516,290	SEMICONDUCTOR CONNECTION COMPONENTS AND METHODS WITH RELEASABLE LEAD SUPPORT

030,194	SEMICONDUCTOR CHIP ASSEMBLIES, METHODS OF MAKING SAME AND COMPONENTS FOR SAME

319,966	SEMICONDUCTOR CHIP ASSEMBLIES, METHODS OF MAKING SAME AND COMPONENTS FOR SAME

469,541	SEMICONDUCTOR CHIP ASSEMBLIES, METHODS OF MAKING SAME AND COMPONENTS FOR SAME

94924580.7 EURO	METHOD OF FORMING INTERFACE BETWEEN DIE AND CHIP CARRIER

ATTACHMENT A

TESSERA CONFIDENTIAL	Patents and Patents Pending

7,509750 JAPAN	METHOD OF FORMING INTERFACE BETWEEN DIE AND CHIP CARRIER

95-701989 S. KOREA	METHOD OF FORMING INTERFACE BETWEEN DIE AND CHIP CARRIER

PCT/US94/08812	METHOD OF FORMING INTERFACE BETWEEN DIE AND CHIP CARRIER

7-505309	SHAPED LEAD STRUCTURE AND METHOD

PCT/US94/08234	SHAPED LEAD STRUCTURE AND METHOD

246,113	METHOD OF ENCAPSULATING DIE AND CHIP CARRIER

309,433	COMPLIANT GRID ARRAY INTERCONNECTION METHOD AND APPARATUS

PCT/US95/11899	MICROELECTRONIC BONDING WITH LEAD MOTION

551,458	MICROELECTRONIC BONDING WITH LEAD MOTION

365,749	COMPLIANT INTEGRATED CIRCUIT PACKAGE AND METHOD THEREFOR

411,472	MICROELECTRONIC CONNECTIONS WITH SOLID CORE JOINING UNITS

408,262	MANUFACTURE OF SEMICONDUCTOR CONNECTION COMPONENTS WITH FRANGIBLE LEAD SECTIONS

365,699	COMPLIANT INTERFACE FOR A SEMICONDUCTOR CHIP AND METHOD THEREFOR

PCT/US95/11933	COMPLIANT INTERFACE FOR A SEMICONDUCTOR CHIP AND METHOD THEREFOR

516,645	SEMICONDUCTOR ASSEMBLIES WITH REINFORCED PERIPHERAL REGIONS

491,809	METHOD OF MAKING A FLEXIBLE LEAD FOR A MICROELECTRONIC DEVICE

006,078	BOND RIBBON DESIGN

434,552	FABRICATION OF LEADS ON SEMICONDUCTOR CONNECTION COMPONENTS

634,784	FABRICATION OF LEADS ON SEMICONDUCTOR CONNECTION COMPONENTS

003,424	ALTERNATIVE CHIP CARRIER STRUCTURES

ATTACHMENT A

TESSERA CONFIDENTIAL	Patents and Patents Pending

560,272	STRUCTURE AND METHOD FOR MAKING A COMPLIANT LEAD FOR A MICROELECTRIC DEVICE

610,610	METHODS FOR PROVIDING VOID FREE LAYERS FOR SEMICONDUCTOR ASSEMBLIES

014,718	METHOD OF MAKING CHIP MOUNTINGS AND ASSEMBLIES

021,412	COMPLIANT SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME